EXHIBIT 10.1
CONFIDENTIAL
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (the “Agreement”) is between David Buche (“Executive”) and Synovis Life Technologies (“Synovis”).
RECITALS
     A. Executive was employed by Synovis as Chief Operating Officer from June 1, 2004 until the position was eliminated on May 12, 2010 (“Separation Date”).
     B. Executive and Synovis (“the Parties” or individually, “Party”) mutually desire to end their relationship amicably and eliminate any potential disputes and, therefore, voluntarily enter into this Confidential Separation Agreement and Release.
AGREEMENTS
     Based upon the foregoing, and in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
     1. Authority & Payments Received. Executive represents that he has full power and authority to enter into this Agreement and agrees that he has been paid all amounts due and owing as of the date of execution of this Agreement, including but not limited to, any amounts due under any contract, all regular salary, expenses, distributions, earned but unused vacation, bonuses and incentive compensation, and Executive further agrees and acknowledges that such amounts are not consideration for this Agreement.
     2. Consideration & Effective Date. The Parties recognize that, apart from this Agreement, Synovis is not obligated to provide Executive with any of the benefits set forth hereunder. The “Effective Date” of this Agreement shall be eighteen (18) calendar days following the receipt of the original fully executed copy of this Agreement by Richard W. Kramp, President & CEO, Synovis Life Technologies, 2575 University Ave. W., St. Paul, MN 55114-1024, provided Executive does not revoke or rescind this Agreement as stated in Section 9. Synovis’s obligations under this Agreement are not triggered before the Effective Date. Subject to Executive’s compliance with the terms and conditions of this Agreement, Synovis agrees to provide Executive the following consideration:
Synovis will provide Executive with a one-time lump sum payment in the total gross amount of $174,656.25, less required deductions for tax withholding, representing nine (9) months of Executive’s most recent salary plus an additional lump sum of $38,937.68. Synovis shall include this amount on the Executive’s Form W-2 for 2010 (hereinafter both payments shall collectively be referred to as the “Consideration Payment”). Synovis shall pay Executive the Consideration Payment on or before the Effective Date.

     3. No Rights to Additional Benefits. Executive acknowledges and agrees that, apart from this Agreement, Synovis is not obligated to provide Executive with any of the benefits set forth hereunder, including the consideration referenced in Section 2, and that such consideration is in exchange for entering into this Agreement. Executive will not at any time seek additional consideration from Synovis.
     4. Taxes. It is understood that Synovis makes no representations or warranties with respect to the tax consequences of the payments referenced in Section 2 to Executive under the terms of this Agreement. Executive further acknowledges and agrees that the payments set forth herein may result in taxable income to Executive under applicable federal, state, and/or local tax laws. Executive acknowledges and agrees that he shall be solely responsible for any taxes that may be assessed against him relating to the payments made pursuant to this Agreement, including but not limited to all federal, state, and/or local taxes, and any other liens, obligations, claims, or consequences to him that may arise from this Agreement. Executive agrees to indemnify and hold Synovis harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against Synovis for any amounts claimed due on account of this Agreement or pursuant to claims made under any federal or state tax laws, and any costs, expenses or damages sustained by Synovis by reason of any such claims, including any amounts paid by Synovis as taxes, attorneys’ fees, deficiencies, levies, assessments, fines, penalties, interest or otherwise; and that he will not seek any indemnification from Synovis with respect thereto.
     5. Mutual Release.
     (a) Executive, on behalf of himself, his spouse, successors, heirs, and assigns, hereby forever releases and discharges Synovis (including its parents, subsidiaries, directors, officers, employees, agents, predecessors, successors, assigns, shareholders and insurers) (the “Released Parties”) to the fullest extent permitted by law from, and covenants not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings against Synovis with respect to, any and all claims, debts, liabilities, demands, promises, agreements, costs and expenses (including but not limited to attorneys’ fees), damages, including liquidated damages or punitive damages, actions, and causes of action, of whatever kind or nature, whether known or unknown, fixed or contingent, arising out of any act or omission occurring before Executive’s execution of this Agreement, including but not limited to:
     (i) any claims based on, arising out of, or related to Executive’s employment with, or the termination of employment with, Synovis;
     (ii) any claims arising from rights under federal, state and/or local laws, including but not limited to those related to any form of retaliation, harassment or discrimination on any basis, or any related cause of action, and any labor code provisions, including but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964; The Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Americans with Disability Act of 1990, as amended; the Occupational Safety and Health Act, as amended; the Age Discrimination in Employment Act; the Older Worker

Benefits Protection Act; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Minnesota Human Rights Act; Minn. §§ 181.81; Minn. Stat. § 176.82; Minn. Stat. §§ 181.931, 181.932, 181.935; and/or Minn. Stat. §§ 181.940—181.944;
     (iii) any claims grounded in contract or tort theories, including but not limited to breach of express or implied contract; tortious interference with contractual relations or prospective economic benefit; promissory estoppel; breach of promise; breach of manuals or other policies; fraud; misrepresentation; defamation, including libel, slander, and self-publication defamation; negligence; negligent hiring, supervision or retention; assault; invasion of privacy; false imprisonment; infliction of emotional distress; harassment; or any other wrongful or unlawful acts, omissions, statements or practices; and/or
     (iv) any other claim of any kind whatsoever, including but not limited to any claim for damages or declaratory or injunctive relief of any kind.
Notwithstanding any language contained herein to the contrary, this Agreement has no effect on any accrued or vested benefits to which Executive is entitled under any employee benefit plan.
     Executive agrees, understands, and acknowledges that, except as expressly stated herein, any and all claims which Executive has, had, or might have had against any of the Released Parties are fully released and discharged by this Agreement.
     (b) Synovis hereby forever releases and discharges Executive to the fullest extent permitted by law from, and covenants not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings against Executive with respect to, any and all claims, debts, liabilities, demands, promises, agreements, costs and expenses (including but not limited to attorneys’ fees), damages, including liquidated damages or punitive damages, actions, and causes of action, of whatever kind or nature, whether known or unknown, fixed or contingent, arising out of any act or omission occurring before Executive’s execution of this Agreement, including but not limited to:
     (i) any claims based on, arising out of, or related to Executive’s employment with and performance of duties on behalf of Synovis;
     (ii) any claims grounded in contract or tort theories, including but not limited to breach of express or implied contract; tortious interference with contractual relations or prospective economic benefit; promissory estoppel; breach of promise; breach of manuals or other policies; fraud; misrepresentation; defamation, including libel, slander, and self-publication defamation; negligence; harassment; discrimination; or any other wrongful or unlawful acts, omissions, statements or practices; and/or

     (iii) any other claim of any kind whatsoever, including but not limited to any claim for damages or declaratory or injunctive relief of any kind related to Executive’s former employment with Synovis.
     6. No Admission of Liability. Executive agrees and acknowledges that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by Synovis or any of the Released Parties. Synovis agrees and acknowledges that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by Executive.
     7. No Lawsuits. Executive warrants and represents that he has not filed any claims, charges, complaints or actions against Synovis, or assigned or transferred or purported to assign or transfer to any person or entity all or any part of or any interest in any claim released under this Agreement. Executive also agrees that if any claim is prosecuted in his name before any court or administrative agency that he waives and agrees not to take any award or other damages from such suit. If any agency or court assumes jurisdiction of any complaints, claims, or actions against Synovis or any of the Released Parties by or on behalf of Executive, he will direct that agency or court to withdraw the matter or to dismiss the matter in its entirety, with prejudice, and will execute all necessary documents to effect such withdrawal and/or dismissal with prejudice. To the extent required by law, nothing contained in this Section will be interpreted to prevent Executive from filing a charge with a governmental agency or participating in or cooperating with an investigation conducted by a governmental agency.
     8. ADEA Waiver. Executive specifically agrees and acknowledges: (a) that his waiver of rights under this Agreement is knowing and voluntary as required under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”); (b) that he understands the terms of this Agreement; (c) that Synovis advises Executive to consult with an attorney prior to executing this Agreement; (d) that Synovis has given him a period of up to twenty-one (21) days within which to consider this Agreement; and (e) that, following his execution of this Agreement, he has fifteen (15) days in which to rescind this Agreement as specified in Section 9, and that, if he chooses not to so rescind, the Agreement shall then become effective and enforceable and the payment listed above shall then be made to him in accordance with the terms of this Agreement. Executive represents that if he signs this Agreement before the expiration of the 21-day review period, it is because Executive does not need any additional time to decide whether to sign this Agreement.
     9. Rescission. Executive may rescind this agreement by delivering written notice of such rescission within fifteen (15) calendar days following his execution of this Agreement. Executive understands that any such revocation must be in writing and delivered by hand or by certified mail, return receipt requested, within the applicable period to the attention of Richard W. Kramp, President & CEO, Synovis Life Technologies, 2575 University Ave. W., St. Paul, MN 55114-1024. Executive understands that if he exercises his right to rescind, then Synovis will have no obligations under this Agreement to Executive or to others whose rights derive from him. The Agreement shall not become effective or enforceable until the fifteen (15) day rescission period identified above has expired. The terms of this Agreement shall be open for acceptance by Executive for a period of twenty-one (21) days, and he understands that he should and Synovis hereby advises him to, consult with legal counsel regarding the releases contained herein and to consider whether to accept Synovis’s offer and sign the Agreement. Revocation or rescission by Executive will have no effect upon Executive’s termination.
     10. Continuing Obligations. Notwithstanding any other provision in this Agreement, this Agreement does not affect Executive’s continuing obligations under any confidentiality agreement or intellectual property agreement that he has signed with Synovis, including but not limited to Executive’s Employee Patent and Confidential Information Agreement, signed December 5, 2008; Executive’s Employee Confidentiality and Work For Hire Agreement, signed March 29, 2004; and Executive’s Employee Patent and Confidential Information Agreement, signed December 23, 1997. Other than as set forth herein, Synovis acknowledges that it is unaware of any other agreements between Executive and Synovis whereby Executive is bound by continuing confidentiality or intellectual property obligations.
     11. Cooperation and Assistance. Upon request, Executive agrees to be reasonably available for consultation by telephone and correspondence over the period from the Separation Date until July 31, 2010, and will give reasonable assistance and cooperation in any matter relating to Executive’s expertise, experience, or job duties at Synovis. Executive agrees that he shall not be entitled to any compensation for any such assistance or cooperation.Synovis shall make reasonable efforts in the context of any consultation with Executive to prevent the disclosure to Executive of confidential, proprietary or other information, the disclosure of which would impose restrictions on Executive’s ability to exercise or sell his vested stock options in compliance with legal requirements.
     12. Proprietary Information and Return of Synovis Property. As a free and voluntary act, and as a condition precedent to the payments payable pursuant to this Agreement, Executive agrees to immediately return, and in the case of documents, data or information retain no copy of, all Synovis property, if any, in his possession, including but not limited to personal property, documents, data, or confidential and/or proprietary information, no later than two (2) days after the execution of this Agreement. Executive understands, acknowledges and agrees that whether or not Executive signs this Agreement, he has a common law obligation to protect the confidentiality of Synovis’s confidential and trade secret information after the termination of Executive’s employment for so long as the information remains confidential.
     13. Successors and Assigns. Executive represents and warrants that he has not assigned or transferred any portion of any claim or rights he has or may have to any other person, firm, corporation or any other entity, and that no other person, firm, corporation, or other entity has any lien or interest in any such claim. Executive further understands and agrees that this Agreement is personal to Executive and may not be assigned by him without the written agreement of Synovis. The rights and obligations of this Agreement shall inure to the successors and assigns of Synovis.
     14. Entire Agreement. This Agreement contains the sole offer and full agreement between Executive and Synovis relating to Executive’s employment with Synovis and the termination of such employment and may not be modified, altered, or changed in any way except by written Agreement signed by both Parties. The Parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties with respect to Executive’s employment, including, but not limited to any such agreements and/or understandings concerning benefits to which Executive may otherwise have been eligible or entitled, except as otherwise expressly stated herein. The Parties agree this resolves all of Executive’s claims to any compensation and benefits owed to Executive and that Executive shall have no claim with respect to payments under the Management Incentive Plan (or MIP), and 2010 Major Business Objectives (MBO), or any other incentive program and no claim to any unvested stock options or other equity awards.
     15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law and to carry out each provision herein to the greatest extent possible, but if any provision of this Agreement is held to be void, voidable, invalid, illegal or for any other reason unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement will not be affected or impaired thereby, and will be interpreted so as to effect, as closely as possible, the intent of the Parties hereto.
     16. Non-Reliance on Other Parties. Except for statements expressly set forth in this Agreement, neither of the Parties has made any statement or representation to any other Party regarding a fact relied on by the other Party in entering into this Agreement, and no Party has relied on any statement, representation, or promise of any other Party, or attorney for any other Party, in executing this Agreement or in making the settlement provided for in this Agreement.
     17. Negotiated Agreement. The terms of this Agreement are contractual, not a mere recital, and are the result of negotiations between the Parties. Accordingly, neither of the Parties shall be deemed to be the drafter of this Agreement.
     18. Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Minnesota without taking into account conflict of law principles.
     19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument, binding on the Parties.
*** The remainder of this page intentionally has been left blank. ***

VOLUNTARY AND KNOWING AGREEMENT: EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS CAREFULLY READ AND FREELY AND VOLUNTARILY SIGNED THIS AGREEMENT; THAT EXECUTIVE HAS HAD AT LEAST 21 DAYS TO CONSIDER AND REVIEW THE AGREEMENT; THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE; AND THAT EXECUTIVE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING SYNOVIS FROM ANY AND ALL ACTUAL OR POTENTIAL CLAIMS.
ACCEPTED AND AGREED TO:

May 25, 2010		May 25, 2010
SYNOVIS LIFE TECHNOLOGIES		EXECUTIVE

By:	/s/ Richard W. Kramp	/s/ David Buche

	Name: Richard W. Kramp	Name: David Buche
	Its: President & CEO	Address: